Exhibit 10.1

Execution Version

ASSUMPTION AND JOINDER AGREEMENT

ASSUMPTION AND JOINDER AGREEMENT dated as of September 24, 2024 (this “Joinder”), by and among TE CONNECTIVITY PLC, an Irish public limited company (“TopCo”), TE CONNECTIVITY SWITZERLAND LTD., a Swiss corporation (“New TEL”), and BANK OF AMERICA, N.A., as Administrative Agent.

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of April 24, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Tyco Electronics Group S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 46 Place Guillaume II, L-1648 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B.123549 (the “Borrower”), TE Connectivity Ltd., a Switzerland company (“Existing TEL”), the lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

Certain transactions constituting part of the Permitted Reorganization have been consummated as of the date hereof and the remaining transactions constituting part of the Permitted Reorganization will be consummated, in each case, in accordance with TopCo’s Registration Statement on Form S-4 (File No. 333-278047), as amended on or prior to the date hereof.

Pursuant to Section 5.10(a) of the Credit Agreement, (i) TopCo is required, substantially concurrently with the consummation of the Permitted Reorganization, to expressly assume all of the obligations of the “Parent Guarantor” under the Loan Documents and become the “Parent Guarantor” under the Loan Documents and (ii) New TEL is required, substantially concurrently with the consummation of the Permitted Reorganization, to become the “Intermediate Guarantor” under the Loan Documents.

TopCo acknowledges that the beneficial interest in all assets of Existing TEL immediately prior to the completion of the Merger (including any rights and benefits of Existing TEL as the Parent Guarantor and a Guarantor under the Credit Agreement and the Other Loan Documents) will pass to TopCo by operation of Swiss law by virtue of the merger of Existing TEL with and into TopCo, with TopCo surviving such merger (the “Merger” and the date of completion thereof, the “Merger Completion Date”) and this Assumption and Joinder Agreement is being entered into solely for the purposes of Section 5.10(a) of the Credit Agreement.

Accordingly, TopCo, New TEL and the Administrative Agent hereby agree as follows:

SECTION 1.         TopCo. TopCo hereby acknowledges, agrees and confirms that, effective immediately upon the completion of the Merger on the Merger Completion Date, TopCo assumes all of the rights, benefits, duties and obligations of Existing TEL as the Parent Guarantor and a Guarantor under the Credit Agreement and the other Loan Documents. In furtherance of the foregoing, TopCo hereby (a) acknowledges, agrees and confirms that, immediately upon the completion of the Merger on the Merger Completion Date, it will become a party to the Credit Agreement and the other Loan Documents and will become the Parent Guarantor and a Guarantor thereunder, (b) on the Merger Completion Date, immediately upon the completion of the Merger, expressly assumes and ratifies, and agrees to be bound by, and shall have all the rights under, all of the terms, provisions and conditions contained in the Credit Agreement and the other Loan Documents applicable to it as the Parent Guarantor and a Guarantor, including all of the payment and performance obligations, contingent or otherwise, on the part of the Parent Guarantor and a Guarantor under the Credit Agreement and the other Loan Documents, and (c) on the Merger Completion Date, immediately upon completion of the Merger, expressly assumes and ratifies the guarantee of the Loans, the Notes and all other amounts whatsoever at any time or from time to time payable or becoming payable under the Credit Agreement or the other Loan Documents provided by the Parent Guarantor under Article VIII of the Credit Agreement. It is understood and agreed that (i) until the completion of the Merger on the Merger Completion Date, Existing TEL will remain the Parent Guarantor for all purposes of the Credit Agreement and the other Loan Documents and have all the rights and obligations of the Parent Guarantor thereunder and (ii) on the Merger Completion Date immediately upon effectiveness of the Merger, the joinder to the Credit Agreement and the Loan Documents, and the assumption of the rights and obligations of the Parent Guarantor thereunder, by TopCo in accordance with the immediately preceding sentence shall become effective without the need for any further action by any Person.

SECTION 2.         New TEL. New TEL hereby (a) acknowledges, agrees and confirms that, by its execution of this Joinder on the date hereof, New TEL will become a party to the Credit Agreement and each other Loan Document as the Intermediate Guarantor and a Guarantor and shall have all the rights, benefits, duties and obligations of the Intermediate Guarantor and a Guarantor thereunder, (b) effective as of the date hereof, expressly agrees to be bound by, and shall have all the rights under, all of the terms, provisions and conditions contained in the Credit Agreement and the other Loan Documents applicable to it as the Intermediate Guarantor and a Guarantor, including all of the payment and performance obligations, contingent or otherwise, on the part of a the Intermediate Guarantor and a Guarantor under the Credit Agreement and the other Loan Documents, and (c) effective as of the date hereof, hereby unconditionally and irrevocably guarantees the full and punctual payment in cash when due (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) of the principal of and interest on the Loans, the Notes and all other amounts whatsoever at any time or from time to time payable or becoming payable under the Credit Agreement or the other Loan Documents on the terms set forth in Article VIII of the Credit Agreement.

SECTION 3.         Binding Effect; Successors and Assigns. This Joinder shall become effective when the Administrative Agent shall have executed a counterpart hereof and shall have received copies hereof which, when taken together, bear the signatures of TopCo and New TEL, and thereafter shall be binding upon and inure to the benefit of TopCo, New TEL, the Administrative Agent, the Lenders and their respective permitted successors and assigns.

SECTION 4.         Effect of Joinder.

(a)          Except as expressly supplemented hereby, each of the Credit Agreement and the other Loan Documents shall remain in full force and effect, and, except as expressly supplemented hereby, this Joinder shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document.

(b)         This Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall refer to the Credit Agreement as supplemented by this Joinder, and each reference in any other Loan Document to “the Credit Agreement” shall refer to the Credit Agreement as supplemented by this Joinder.

SECTION 5.         Swiss Limitation.

(a)          If and to the extent that New TEL or any other Guarantor incorporated in Switzerland (the “Swiss Guarantor”) becomes liable under this Joinder, the Credit Agreement or any other Loan Document for obligations of any other Obligor (other than the wholly owned direct or indirect subsidiaries of such Swiss Guarantor) (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Guarantor's aggregate liability for Restricted Obligations shall not exceed the amount of that Swiss Guarantor's freely disposable equity at the time it becomes liable (the “Freely Disposable Amount”).

(b)          This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Guarantor is required to perform Restricted Obligations under the Loan Documents. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity and if and to the extent such freely disposable equity is available.

(c)          The Swiss Guarantor shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Joinder or any other Loan Document, (ii) the provision of an audited interim balance sheet, (iii) the provision of a confirmation from the auditors of the Swiss Guarantor that a payment of the Swiss Guarantor under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow a prompt payment or performance in relation to Restricted Obligations with a minimum of limitations.

(d)          If so required under applicable law (including tax treaties) at the time it is required to make a payment in respect of the Restricted Obligations under this Joinder, the Credit Agreement or any other Loan Document, the Swiss Guarantor:

i.	shall use its best efforts to ensure that such payments can be made without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

ii.	shall deduct the Swiss withholding tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to paragraph (i) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to paragraph (i) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

iii.	shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(e)          In the case of a deduction of Swiss withholding tax pursuant to clause (d) above, the Swiss Guarantor shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under this Joinder or any other Loan Document, will, as soon as possible after such deduction:

i.	request a refund of the Swiss withholding tax under applicable law (including tax treaties), and

ii.	pay to the Administrative Agent upon receipt any amount so refunded.

(f)          The Administrative Agent shall co-operate with the Swiss Guarantor to secure such refund.

SECTION 6.         Applicable Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.         Notices. All communications and notices hereunder shall be in writing and, if to the Administrative Agent given as provided in Section 10.01 of the Credit Agreement and, if to TopCo, as the Parent Guarantor, or New TEL, as the Intermediate Guarantor, to its address provided below:

Parent Guarantor:	TE Connectivity PLC Pembroke House 28 - 32 Pembroke Street Upper Dublin 2, Ireland D02 NT28 Attention: Harold G. Barksdale Tel: +35391378040

Intermediate Guarantor:	TE Connectivity Switzerland Ltd. Mühlenstrasse 26. CH-8200 Schaffhausen Switzerland Attention: Harold G. Barksdale Tel: +352 46 43 40 401

SECTION 8.         Incorporation by Reference. The provisions of Section 10.09(b), (c), (d), (e) and (f), Section 10.10 and Section 10.11 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, into this Joinder as if set forth in full herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, TopCo, New TEL and the Administrative Agent have duly executed this Joinder as of the day and year first above written.

TE CONNECTIVITY PLC

By:	/s/ Heath A. Mitts
Name: Heath A. Mitts
Title: Authorized Representative

TE CONNECTIVITY SWITZERLAND LTD.

By:	/s/ Harold G. Barksdale
Name: Harold G. Barksdale
Title: Director

[Signature Page to Assumption and Joinder Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Larkin
Name: Angela Larkin
Title: Vice President

[Signature Page to Assumption and Joinder Agreement]